Execution Copy

MEMORANDUM

TO:	Dean J. Douglas

FROM:	Stock Plan Administration

DATE:	October 4, 2005

SUBJECT:	Stock Unit Grant Letter

Pursuant to the terms of the Amended and Restated Equity Incentive Plan (the “Plan”) of LCC International, Inc. (the “Company”), you have been granted stock units relating to five hundred thousand (500,000) shares of the Company’s Class “A” Common Stock. Your stock units were granted by the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Compensation Committee”) on October 4, 2005 (the “Grant Date”).

Your Stock Units are subject to the Plan and the Stock Unit Agreement Terms and Conditions (the “Stock Unit Terms and Conditions”) adopted by the Compensation Committee and attached hereto. The Plan Prospectus and the Plan are available on the intranet at link.lcc.com, and the terms of both the Plan and the Stock Unit Terms and Conditions are incorporated by reference herein.

Your stock units vest in one-third increments on each of the first, second and third anniversary of the Grant Date; provided that you remain in Service with the Company or one of its affiliated companies. You will forfeit your unvested stock units automatically and without notice if you do not commence Service with the Company within ninety days of the Grant Date or upon termination of your Service, other than (x) by reason of your death or Disability (as defined in the Plan) or (y) by the Company without Cause (as defined in your employment agreement with the Company dated the date hereof, as amended from time to time (the “Employment Agreement”)) or by you for Good Reason (as defined in the Employment Agreement).

If your Service is terminated (x) as a result of your death or Disability or (y) by the Company without Cause or by you for Good Reason, your stock units shall become 100% vested on the date of such termination. If there is a Change in Control (as defined in the Stock Unit Terms and Conditions) within eighteen (18) months following the Grant Date, your stock units shall become vested to the extent of 66 2/3% of the total amount thereof.

You have the right to accept or decline the stock units granted to you. Please indicate your decision by checking the ACCEPT or DECLINE box below, and sign and return this form within 30 days to “Stock Plan Administration” at the Company’s corporate headquarters in McLean. Your acceptance means that you acknowledge having reviewed, and that you agree to be bound by, the terms of the Plan, the Stock Unit Terms and Conditions and this letter.

ACCEPT X
DECLINE

In addition to the foregoing, the Company hereby requests that you consent to delivery to you of all prospectuses and other documents required to be delivered to you by the Company in connection with the Plan and any stock units granted to you under the Plan
(whether in the past, at present or in the future) under applicable securities laws by posting such prospectuses and other documents on the Company Intranet under Investor Relations/Option Plans. You may revoke this consent at any time by notifying the Company in writing. The Company still has the right to deliver such prospectuses or other documents to you in any other manner permitted under applicable law. Moreover, you may obtain a paper copy of such prospectuses or other documents by contacting the Company’s Human Resources Department. Please indicate your decision by checking the CONSENT or DO NOT CONSENT box below.

CONSENT X

DO NOT CONSENT

If you have any questions regarding the foregoing, please contact LCC Stock Administration representatives Brady Kavulic 703.873.2691 or Trish Drennan 703.873.2390.

Director/Grantee:

Dean J. Douglas
Print Name

/s/ Dean J. Douglas	October 4, 2005

Signature	Date

Address:

108 Village SQ #407
Somers, NY 10589

LCC INTERNATIONAL, INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN
STOCK UNIT AGREEMENT — TERMS AND CONDITIONS
October 4, 2005

Stock Unit Transferability This grant is an award of stock units in the number of units set forth in your grant letter, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting Your Stock Unit grant shall vest based on the vesting schedule set forth in your grant letter; provided, that, you remain in Service on the relevant vesting dates. If your Service terminates for any reason other than your death or Disability or subsequent to a Change in Control, as provided in your grant letter, you will forfeit any Stock Units in which you have not yet become vested.

Delivery of Stock Pursuant to Units A certificate for the shares of Stock represented by your vested Stock Units shall be delivered to you, or to your eligible beneficiary or your estate, on each of the vesting dates set forth in your grant letter.

Notwithstanding the preceding paragraph:

• If the shares relating to the vested Stock Units would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested Stock Units will be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction but in no event later than two and one-half months after the end of the calendar year in which the Stock Units would otherwise have been delivered.

Withholding Taxes You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.

Shareholder Rights You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. Dividend equivalents will not be paid on the Stock Units.

Adjustments In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forfeiture of Rights The Company at any time shall have the right to cause a forfeiture of your rights under this grant with respect to your unvested Stock Units in the event you violate Section 6 of the Employment Agreement.

Consent to Electronic Delivery The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Corporate Secretary to request paper copies of these documents.

Change in Control Change in Control shall be deemed to occur upon the consummation of any of the following transactions:

1. the sale of all or substantially all of the assets of the Company to another person or entity;

2. a merger, consolidation or reorganization of the Company with one or more other persons or entities where the Company is not the surviving entity unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the combined voting power of all classes of stock of the Company, immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of all class of stock of the entity resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction; or

3. a merger, acquisition or other transaction in which the Company is the surviving corporation that results in any person or entity (other than persons who are holders of 5% or more of the stock of the Company at the time the transaction is approved by the shareholders and other than any Affiliate) acquiring beneficial ownership of more than 50% of the combined voting power of all classes of stock of the Company, excluding any change in voting control arising as a result of the conversion of Class “B” common stock of the Company to Class “A” common stock of the Company or any distribution by RF Investors, L.L.C. to any of its direct or indirect owners, investors or their respective affiliates (within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended).

The Plan The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Notwithstanding the foregoing, for purposes of this Agreement, the definition of Change in Control provided in this Agreement shall control regardless of any definition of Change in Control in the Plan and Section 15 of the Plan shall not apply.

By accepting a grant of Stock Units, you agree to all of the terms and conditions described in the Stock Unit Terms and Conditions and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that, except as provided above in the last sentence under the heading “The Plan,” the Plan will control in the event any provision of the Stock Unit Terms and Conditions should appear to be inconsistent with the terms of the Plan.